EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated December 22, 2005 (May 19, 2006 as to the effects of the restatement described in Note 26) relating to the consolidated financial statements of Pocahontas Bancorp, Inc. and subsidiaries as of September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the consolidated statements of cash flows for the years ended September 30, 2005, 2004 and 2003) appearing in the Proxy Statement-Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Proxy Statement-Prospectus.

/s/ Deloitte & Touche, LLP
Little Rock, Arkansas
December 5, 2006